Exhibit 10.28

Equillium, Inc.

Original Offer Letter Date:  August 31, 2018

First Amendment to Offer Letter Effective:  January 1, 2020

Amended and Restated Effective: January 26, 2021

Joel Rothman

PO Box 326

Moss Beach, CA 94038

Re:Amended and Restated Employment Terms

Dear Joel:

Equillium, Inc. (the “Company”) is pleased to offer you the position of Chief Development Officer on the following terms.

You will report to the Chief Medical Officer. Your home office will be in the San Francisco bay area at a location mutually determined by you and the Company. You may be asked to travel to our offices located in La Jolla, California for business purposes, and you may also be required to work at other offices and locations from time to time as required to perform your job duties. The Company may change your position, duties and work location from time to time in its discretion.

The Company’s regular business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours, including evenings and weekends, as required to perform your job duties, and you will not be eligible for overtime pay.

Your base salary will be at the annualized rate of $375,000, less required and designated payroll deductions and withholdings, paid semi-monthly (“Base Salary”).

You will be eligible to earn an annual discretionary performance-based bonus at an annual target amount of forty percent (40%) of your base salary earned during the applicable year (“Target Bonus”), based on the attainment of individual and Company objectives to be determined and approved by the Company. The Company’s payment, and the amount, of any such bonus shall be in the sole discretion of the Company. No amount of bonus is guaranteed, and, in addition to the other conditions for earning any such bonus, you must remain an employee in good standing of the Company on the date the bonus is determined and paid.

In the event you are terminated by the Company without Cause (as defined below), you will be eligible to receive an amount equal to your then current Base Salary for six (6) months less required deductions and withholdings and the Company shall pay the premiums for your group health insurance COBRA continuance coverage for six (6) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (the “Termination Benefits”).

“Cause” for termination shall mean that the Company has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under the terms of your employment agreement or any other agreement between the parties; (ii) any act constituting dishonesty, insubordination, fraud, immoral or disreputable conduct; (iii) any   conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; (v) negligence or incompetence in the performance your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty or the duty of loyalty.

In the event you are terminated by the Company without Cause within one (1) month prior to, or twelve (12) months following, the effective date of a Change in Control (as defined in the Equity Plan), you will be eligible to receive an amount equal to your then current Base Salary for twelve (12) months less required deductions and withholdings, an amount equal to your then current Target Bonus less required deductions and withholdings and the Company shall pay the premiums for your group health insurance COBRA continuance coverage for twelve (12) months following such termination without Cause or, if earlier, until the date on which you become eligible to receive comparable benefits from another employer (“Change of Control Benefits”).

Termination Benefits or Change of Control Benefits, if and when due, shall be paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below) with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter. Notwithstanding the foregoing, you shall not receive any of the benefits described in the two paragraphs immediately above unless you deliver to the Company an effective, general release of claims in favor of the Company, in such form as provided by the Company, which has become effective in accordance with its terms (the date that such release can no longer be revoked is referred to as the “Release Effective Date”). In no event will you be entitled to both Termination Benefits and Change of Control Benefits. If you are entitled to receive Termination Benefits and thereafter become entitled to Change of Control Benefits, any previously provided Termination Benefits shall offset Change of Control Benefits.

You will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion.

As a Company employee, you will be expected to comply with Company policies and procedures, which will be provided to you. As a condition of employment, you must read, sign and comply with the enclosed Proprietary Information and Inventions Assignment Agreement (“Proprietary Information Agreement”), which, among other provisions, prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information.

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information or other property of any former employer or third party to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any confidential, proprietary or trade secret information or other property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) that may limit your ability to perform your duties to the Company, or that could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters, and that you are not in unauthorized possession or control of any confidential, proprietary or trade secret information or other property of any former employer or third party.

Your employment relationship with the Company will be at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and the Board.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Additionally, this offer is subject to you providing satisfactory professional references to the Company. Further, this offer is conditioned on completion, with results satisfactory to the Company, of a required pre-employment background check. You must timely provide all information and documents required to complete that process.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

The severance and other benefits provided in this letter agreement are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Severance benefits shall not commence until you have a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder). Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

The Release Effective Date shall in no event be later than sixty (60) days following your Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Effective Date could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release Effective Date will be deemed (for the purposes of severance hereunder) effective in the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the Release Effective Date, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices. Any reimbursement payments will be paid to you, subject to Company reimbursement policies, and within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 45 days after you incur the expense. To the extent that any reimbursements payable to you are subject to the provisions of Section 409A, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

This letter agreement, together with your Proprietary Information Agreement, will form the complete and exclusive statement of your employment agreement with the Company. The terms in this letter agreement supersede any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matters hereof. This letter agreement cannot be changed except in a written agreement signed by you and the Board, with the exception of those changes expressly reserved to the Company’s discretion in this letter agreement. This letter agreement is governed by the laws of the state of California, without reference to conflicts of law principles. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this letter agreement, no waiver of any right hereunder shall be effective unless it is in writing.

Sincerely,

/s/ BRUCE STEEL
Bruce Steel
President and Chief Executive Officer

Accepted:

/s/ JOEL ROTHMAN	March 18, 2021
Joel Rothman	Date